Exhibit 10.2
EXECUTIVE CONSULTANT AGREEMENT
This Executive Consultant Agreement (the “Agreement”) is entered into as of August 13, 2020 by and among CB Financial Services, Inc. (the “Company”), Community Bank (the “Bank”) and Barron P. McCune, Jr. (“Executive”) and shall take effect as of the Effective Time as defined in Section 17 of this Agreement.
RECITALS
WHEREAS, the Company, the Bank and Executive entered into an employment agreement on January 8, 2020 (the “Prior Agreement”), whereby Executive served as President and Chief Executive Officer of the Company and the Bank on an interim basis; and
WHEREAS, in accordance with the management succession plan approved by the Board of Directors of the Company and the Bank (the “Board”) in consultation with Executive, Executive shall retire as President and Chief Executive Officer of the Company and Bank as of the Effective Time and serve in the position of Executive Consultant in accordance with the terms contained herein;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.RESIGNATION AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
As of the Effective Time, Executive hereby voluntarily resigns as President and Chief Executive Officer of the Company and the Bank and as a member of the board of directors of the Bank. Except as otherwise provided herein, Executive also voluntarily resigns from all other positions, including as an officer, director or committee member, with any subsidiary or affiliate of either the Company or the Bank. Executive shall be designated as a “director emeritus” of the Bank immediately upon the Effective Time pursuant to the Bank’s policies and procedures.

2.POSITION AND RESPONSIBILITIES
(a) Employment. During the Term (as defined in Section 3(a) below), Executive agrees to serve as Executive Consultant of Bank or any successor position with the Bank that is agreed to and consented by Executive (the “Executive Consultant Position”).
(b) Responsibilities. During the Term, Executive will be employed on a full-time basis and be available to perform advisory services to the Bank on an as needed or on call basis, as reasonably requested by the Board and the Chief Executive Officer of the Bank. Such services shall include assisting the Bank with the transitioning of Executive’s duties and responsibilities to Executive’s successor, serving as an ambassador to the Bank, maintaining the Bank’s customers and business relationships and assisting in developing new business relationships for the Bank.

(c) Principal Place of Employment. Executive’s principal place of employment during the Term (as defined below) will be at the Barron P. “Pat” McCune, Jr., Corporate Center located at 211 North Franklin Drive, Suite 200, Washington, PA 15301, provided, however, that the Bank and Executive acknowledge and understand that Executive’s duties specified in this Agreement shall primarily be performed remotely.
3.TERM
(a) Term. The term of this Agreement and the period of Executive’s employment with the Company and the Bank will begin on the Effective Date and will end on March 31, 2021, unless earlier terminated in accordance with Section 5 (the “Term”).

(b) Employment Following the Term. Nothing in this Agreement mandates or prohibits a continuation of Executive’s employment following the Term upon such terms and conditions as the Company, the Bank and Executive may mutually agree.

4.COMPENSATION, BENEFITS AND REIMBURSEMENT
(a)Base Salary. The Bank shall pay Executive a salary of $6,000 per month from the Effective Date until December 31, 2020. Thereafter, the Bank shall pay Executive a reduced salary of $3,000 per month from January 1, 2021 until March 31, 2021. Such salaries shall be referred to as the “Base Salary” for purposes of this Agreement. The Base Salary shall be payable to Executive each calendar month during the Term in accordance with applicable payroll practices of the Bank.
(b) Bonus. In consideration of the services rendered by Executive during the Term, Executive may receive a bonus or bonuses, if any, on a discretionary basis, as determined by the Compensation Committee of the Board.

(c) Benefit Plans. Executive shall be entitled to participate in all employee benefit plans and arrangements of the Bank in accordance with the terms thereof. Without limiting the generality of the foregoing provisions of this Section 4(c), Executive shall also be entitled to participate in any employee benefit plans including but not limited to stock option and restricted stock plans, retirement plans, pension plans, profit-sharing plans, health-and-accident plans (Executive’s spouse shall be entitled to participate in the health plan subject to the plan’s eligibility requirements), or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Bank shall reimburse Executive for any medical, prescription, dental and vision insurance paid by Executive for coverage of Executive and/or Executive’s spouse under the Bank’s group health plan(s). The Bank shall also reimburse Executive for the monthly costs associated with Executive’s Medicare coverage, which shall include his Medicare supplemental insurance and prescription coverage, during the Term.

(d) Paid Time Off. Executive shall be entitled to paid time off each year during the Term measured on a calendar year basis, in accordance with the Bank’s customary practices. Any unused paid time off during an annual period shall be treated in accordance with the Bank’s personnel policies as in effect from time to time.

        (e) Expense Reimbursements. The Bank shall pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, use of a Bank-provided cellular telephone, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank. With regard to a Bank-provided cellular telephone, Executive will be entitled to reimbursement for all fixed monthly expenses associated with such service and for reimbursement of all charges for business-related telephone calls, provided such expenses are substantiated in accordance with applicable policies and procedures of the Bank. Executive shall retain as personal property his Bank-issued lap top computer.

The Bank also agrees to pay or reimburse Executive for the reasonable cost of Executive and his spouse to travel between Executive’s Principal Place of Employment and his permanent residence in Wyoming as necessary and appropriate, which such reimbursable costs would include airfare, meals, rental car, and other similar traveling expenses, as appropriate. The Bank may provide Executive with a Bank credit card to pay for the foregoing business expenses incurred. The Bank shall also provide Executive with a per diem at a rate reasonably determined by the Board in consultation with Executive to cover ancillary costs related to his travel, lodging and other business expenditures pursuant to this Section 4(e).

In addition, the Bank shall pay or reimburse Executive for the cost of having Executive’s Bank-owned automobile returned from Wyoming to the Bank’s corporate headquarters in Pennsylvania.

(f) Timing of Payments. To the extent not specifically set forth in this Section 4, any compensation or reimbursements payable or provided under this Section 4 will be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation or reimbursement payment is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation 1.409A-1(d).
5.TERMINATION AND TERMINATION PAY
        (a) Termination. Prior to the expiration of the Term, either the Bank, the Company or Executive may terminate Executive’s employment relationship with the Company and the Bank for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination (the “Notice of Termination”). Upon Executive’s Date of Termination (as defined below), this Agreement will immediately terminate without any further action by the Company, the Bank or Executive.

(b) Payments Upon Termination. Upon Executive’s Date of Termination, the Bank’s or the Company’s sole obligation under this Agreement shall be to pay or provide Executive any “Accrued Obligations.” For purposes of this Agreement, “Accrued Obligations” means the sum of any: (1) any Base Salary earned through the Executive’s Date of Termination, (2) unpaid expense reimbursements (subject to, and in accordance with, Section 4(e) of this Agreement), (3) unused paid time off that accrued through the Date of Termination, (4) earned but unpaid bonus or incentive compensation and (5) vested benefits earned under any equity incentive plan or employee benefit plan of the Bank or the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such plans. Unless otherwise provided by the applicable compensation arrangement or employee benefit plan, the Accrued Obligations, if any, will be paid to Executive (or Executive’s estate or beneficiary) within 30 days following the Date of Termination (as defined below). Notwithstanding the foregoing, in the event of Executive’s termination of employment pursuant to Section 5(a) above, the Board shall, at its sole discretion, consider, and not be precluded from, paying Executive a bonus pursuant to Section 4(b) above.
(c) COBRA Coverage. Commencing immediately following the expiration of the Term, Executive and/or Executive’s spouse shall have the right to continue to participate in the Bank’s group health plan(s) in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Coverage”). Executive shall be solely responsible for paying any premium costs associated with such COBRA Coverage.
(d) Notice; Effective Date of Termination. Notice of Termination of employment under this Agreement must be communicated by or to Executive or the Bank, as applicable in accordance with Section 16. “Date of Termination,” as referenced in this Agreement, means the date that is 30 days after either the Bank or Executive gives the other party the Notice of Termination, unless the parties agree to an earlier date, in which case the Date of Termination will be effective as of such earlier date.
6.COVENANTS OF EXECUTIVE
(a) Confidentiality. Executive recognizes and acknowledges that Executive has been and will be the recipient of confidential and proprietary business information concerning the Company, the Bank and their affiliates (collectively, referred to as “CB”), including without limitation, past, present, planned or considered business activities of CB, and Executive acknowledges and agrees that Executive will not, during or after the Term, disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in writing signed by the Bank, or as may be required by regulatory inquiry, law or court order.

(b) Information/Cooperation. Executive will, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

7.SOURCE OF PAYMENTS; TAX WITHHOLDING
All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank). The Bank may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

8.ENTIRE AGREEMENT
This Agreement and any other benefit plan or agreement referenced in this Agreement represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, including the Prior Agreement.
9.NO ATTACHMENT; BINDING ON SUCCESSORS
(a) This Agreement may not be delegated or assigned by Executive.
(b) The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, including any successor employer to the Company or the Bank in the event of a change in control.
10.MODIFICATION
This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
11.CERTAIN REQUIRED PROVISIONS
(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
        (b) Solely to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Section 409A of the Code.
        (c) Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.
12.SEVERABILITY
If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
13.GOVERNING LAW
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.
14.ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50 miles of the Bank’s corporate headquarters, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the Bank may seek injunctive relief in a court of competent jurisdiction in the Commonwealth of Pennsylvania to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Bank.
15.INDEMNIFICATION
The Bank will provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify Executive (and Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank or the Company, as applicable, and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been a trustee, director or officer of the Bank or any subsidiary or affiliate of the Bank.

16.Notice
For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank/Company:	CB Financial Services, Inc. or Community Bank 100 North Market Street Carmichaels, PA 15320 Attention: Chairman of the Board
To Executive:	Most recent address on file with the Bank
17.EFFECTIVE TIME
(a)This Agreement shall become effective as of 5:00 p.m., Eastern Time, on August 31, 2020 (the “Effective Time”). If a successor President and Chief Executive Officer of the Company and the Bank is not appointed as of the Effective Time, this Agreement shall automatically terminate in all respects and become null and void.
(b)This Agreement shall supersede and replace the Prior Agreement as of the Effective Time, and the Prior Agreement shall terminate in all respects as of the Effective Time.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CB FINANCIAL SERVICES, INC.

By: /s/ Mark E. Fox
Name: Mark E. Fox
Title: Chairman

COMMUNITY BANK

By: /s/ Mark E. Fox
Name: Mark E. Fox
Title: Chairman

EXECUTIVE

/s/ Barron P. McCune, Jr.
Barron P. McCune, Jr.